Exhibit 10.3

2121 SOUTH CAMINO REAL San Mateo, California 94403

December 4, 2013

Mr. Michael Brodsky

2121 South El Camino Real

San Mateo, California 94403

Dear Michael:

Reference is made to your employment offer letter dated effective August 6, 2013 with Selectica, Inc. (the “Company”) whereby you served as Interim Chief Executive Officer (“Employment Agreement”). In connection with the appointment of a new President and Chief Executive Officer, you will transition from your role as Interim CEO and serve as an employee of the company with the title of Executive Chairman, reporting to the Company’s Board of Directors, for transition period through August 31, 2014. This letter hereby amends the Employment Agreement as follows:

1. The first sentence of Section 1 shall be amended and replaced with the following:

“Your title will be Executive Chairman and you will report to the Company’s Board of Directors (“Board”).”

2. Section 2 shall be amended and replaced with the following:

Cash Compensation. The Company will pay you a salary at the rate of $25,000 per month from the date hereof through March 31, 2014, less all appropriate state and federal taxes and withholdings, payable in accordance with the Company’s standard payroll schedule, and at the rate of $12,500 per month from April 1, 2014 through August 31, 2014, less all appropriate state and federal taxes and withholdings, payable in accordance with the Company’s standard payroll schedule, after which this agreement will terminate and you would thereby automatically resign as Executive Chairman and as an executive and employee of the Company but would continue thereafter in your director capacity as Chairman of the Board.

In full satisfaction of your Retention Bonus set forth in your Employment Agreement, you will be paid $30,000, less all state and federal taxes and withholdings, based upon a deemed four full calendar months of employment as Interim CEO, with no further Retention Bonus Amounts due. The Retention Bonus will be paid out in a lump sum amount, less all state and federal taxes and withholdings, with the first payroll payment in the calendar year 2014.

Your CEO Units and CEO Option (as defined in the Employment Agreement) will continue to vest over the 24 month period indicated since your resignation from your position as Interim CEO is with the consent and full support of the Board.

Please indicate your agreement with these terms by countersigning below.

Very truly yours,

SELECTICA, INC.

		By:	/s/ Alan Howe
		Name:	Alan Howe, on behalf of the
Board of Directors

I have read and accept this agreement:

/s/ Michael Brodsky
MICHAEL BRODSKY

Dated:	December 4, 2013